Exhibit 99.1

At the Half-Year Mark, OriginClear Gross Profit Increases By 1,853% While Operating Losses Narrow by 36%

Progressive Water Treatment Division continues to contribute growing revenues.

Los Angeles, CA and Dallas, TX – August 17, 2016 – OriginClear Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, today announced that its 2nd Quarter 10-Q filing revealed that, for the six months ended June 30, 2016, revenues increased 2,323 percent, and gross profit by 1,853 percent, over the six months ended 2015.

Revenues were $3,165,180, compared with $136,280 for the six months ended June 30, 2015, and gross profit was $967,057 for the six months ended June 30, 2016 compared with $49,986 for the six months ended June 30, 2015.

The growth of OriginClear’s wholly-owned subsidiary, Dallas-based Progressive Water Treatment (PWT), fueled this increase in revenue. For the six months ended June 30, 2016, PWT revenue increased by 19 percent over the six months ended June 30, 2015, prior to OriginClear’s acquisition of the firm on October 1, 2015.

During the same period, the Company continued to aggressively reduce corporate overhead and operating costs. Loss from operations decreased by 36 percent to $1,734,142, from $2,716,466 in the same period last year.

“The performance of PWT validates our acquisition strategy,” said Riggs Eckelberry, Chairman and CEO of OriginClear. “President Marc Stevens, and the entire PWT team, are to be congratulated for the quality of their projects both large and small, resulting in very happy customers.”

Percentile increases for the second quarter of 2016 were similar. For the three months ended June 30, 2016, company-wide revenue increased by 1,967 percent over the three months ended June 30, 2015. Over the same period, gross profit increased by 1,786 percent.

The company continues to pursue its acquisition strategy, responsible for these increases.

“We are being very selective,” said Bill Charneski, President of the OriginClear Group™. “We have declined more than a dozen opportunities presented to us in order to focus on the right ones. We are confident that the current set of prospective acquisitions, if consummated, will help position us for growth in the new era of decentralized water treatment.”

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. Without limiting the generality of the foregoing, there cannot be any assurance that the Company will consummate any acquisitions. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Antenna Group

Carlie Guilfoile

415-977-1953

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.originclear.com